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                     [LETTERHEAD OF PRICEWATERHOUSECOOPERS]

April 1, 2002

Mr. Thomas N. Rich
Treasurer
Encore Computer Corporation
34929 Curtis Boulevard
Eastlake, Ohio 44095

Enclosed are manually signed report relating to the use in the Annual Report on Form 10-K of our report dated February 22, 2002 relating to the financial statements of Encore Computer Corporation (the "Company").

Our manually signed report serves to authorize the use of our name on our report in the electronic filing of the Company's Annual Report on Form 10-K with the SEC.

Please provide us with an exact copy of the Annual Report on Form 10-K as electronically filed with the SEC.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Enclosure